Exhibit 107

Calculation of Filing Fee Table

FORM S-3
(Form Type)

GCT Semiconductor Holding, Inc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	—	(1)	(2)	(2)	—	—
	Equity	Preferred Stock, $0.0001 par value per share	—	(1)	(2)	(2)	—	—
	Debt	Debt Securities	—	(1)	(2)	(2)	—	—
	Other	Warrants	—	(1)	(2)	(2)	—	—
	Other	Rights	—
	Other	Units	—	(1)	(2)	(2)	—	—
	Unallocated (Universal) Shelf	(1)	457(o)	(1)	(2)	$200,000,000	0.00015310	$30,620
Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amount					$200,000,000		$30,620
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$30,620

(1) There are being registered under this Registration Statement such indeterminate number of common stock, preferred stock, debt securities, warrants, and units of GCT Semiconductor Holding, Inc. (the “Registrant”), and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively, shall have an initial maximum aggregate offering price not to exceed $200,000,000 (or its equivalent in any other currency used to denominate the securities). Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of common shares, preferred shares, debt securities, subscription receipts, warrants, and units as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum aggregate offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2) The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered under this Registration Statement and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Instructions to the Calculation of Filing Fee Tables and Related Disclosure on Form S-3 under the Securities Act.